                                                                     Exhibit 4.2

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement (the "Agreement") is entered into as of December 17, 2001 between Therma-Wave, Inc., a Delaware corporation with its principal offices located at 1250 Reliance Way, Fremont, California 94539 (the "Company"), and Talat F. Hasan, a resident of California (the "Employee"). This Agreement shall be effective upon the date set forth in and in accordance with Section 1.1 hereof.

     WHEREAS, the execution and delivery of this Agreement by the Company and Executive are conditions precedent to the acquisition of Sensys Instruments Corporation, a California corporation ("Sensys Instruments"), by the Company pursuant to a merger of Sensys Instruments with and into a wholly owned subsidiary of the Company (the "Surviving Corporation") in accordance with a certain Agreement and Plan of Reorganization dated as of December 17, 2001 among the Company, Sensys and certain other parties (the "Reorganization Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Effectiveness; Employment; Scheduled Term.
        -----------------------------------------

          1.1 Effectiveness. This Agreement shall be effective, without any
              -------------
further action by the parties hereto, as of the Effective Date (as defined in the Reorganization Agreement) (the "Effective Date") in connection with and only upon the consummation of the transactions contemplated in the Reorganization Agreement.

          1.2 Employment; Scheduled Term. Subject to the terms and conditions of
              --------------------------
this Agreement, the Company agrees to employ Employee, and Employee accepts employment and agrees to be employed by the Company during the time period commencing on the Effective Date and ending on the third anniversary of the Effective Date (such three-year year period being hereinafter referred to as the "Scheduled Term"), unless Employee's employment is earlier terminated in accordance with this Agreement. If Employee's employment has not been terminated prior to expiration of the Scheduled Term, then Employee's employment may continue after the Scheduled Term on an at will basis. Following expiration of the Scheduled Term, Employee's employment will cease to be governed by the terms and conditions of this Agreement and shall be terminable by either the Company or Employee at will at any time, with or without cause, for any reason or no reason. The obligations of Employee set forth in the Proprietary Information and Employee Inventions Agreement referred to in Section 6 below shall survive the Scheduled Term and shall survive the termination of Employee's employment, regardless of the cause of such termination. Employee hereby represents and warrants to the Company that Employee is free to enter into and fully perform this Agreement and the agreements referred to herein without breach or violation of any agreement or contract to which

     Employee is a party or by which Employee is bound. Employee will provide necessary information required for the Company to perform its normal background verification.

     2.  Duties. Employee shall serve as Senior Vice President of the
         ------
Company, and President and CEO of the Surviving Corporation, with such duties and responsibilities as may from time to time be assigned to Employee by the Company, commensurate with Employee's title and position described in this sentence. The duties and services to be performed by Employee under this Agreement are collectively referred to herein as the "Services". Employee shall report directly to the President and CEO of the Company during the Scheduled Term. Employee agrees that to the best of Employee's ability and experience Employee shall at all times conscientiously perform all of the duties and obligations assigned to her under the terms of this Agreement. At the Company's option, it will be entitled to reasonable use of Employee's name in promotional, advertising and other materials used in the ordinary course of its business without additional compensation unless prohibited by law. Employee's principal place of business during the term of this Agreement shall be at the principal headquarters of the Surviving Corporation, which initially shall be at the offices located at 2090 Duane Avenue, Santa Clara, California, 95054; provided that Employee's duties will include reasonable travel, including but not limited to travel to offices of the Company, its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Employee's duties hereunder. Employee will comply with and be bound by the Company's operating policies, procedures, and practices from time to time in effect during Employee's employment.

     3. Exclusive Service. Employee will devote her full time and efforts
        -----------------
exclusively to this employment and apply all her skill and experience to the performance of her duties and advancing Company's interests in accordance with Employee's experience and skills.

ANTI-MOONLIGHTING PROVISION    Accordingly, Employee shall not engage in any
- ---------------------------
outside work, business, consulting activity or render any commercial or professional services, directly or indirectly, for or on behalf of Employee or any other person or organization, whether for compensation or otherwise, except with the prior written approval of the Company and Employee shall otherwise do nothing inconsistent with the performance of Employee's duties hereunder; provided however, that Employee may (i) provide incidental assistance to family
- -------- -------
members on matters of family business; (ii) sit on the boards of charitable or community non-profit organizations, (iii) sit on the boards of other companies which do not, at the time of Employee's appointment or election, to Employee's knowledge, compete with the Company, including On Wafer and Microbar; (iv) sit on the board of Real Time Metrology, and (v) manage Employee's personal investments, so long as such activities do not conflict with, impair or interfere with Employee's performance of her obligations to the Company under this Agreement. Employee may make personal investments in non-publicly traded corporations, partnerships or other entities, which, to the knowledge of Employee, do not at the time of such investment design, research, distribute or otherwise market products similar to or competitive with the Company in the semiconductor metrology equipment market; provided however, such limitation
                                          -------- -------
shall not apply to investments (i) by Employee or her immediate family prior to the Effective Date or (ii) by Hitek Venture Partners or related funds prior to or following the Effective Date. Employee may make personal investments in publicly traded corporations regardless of the business they are engaged in provided that Employee does not at any time own in excess of 1%
of the issued and outstanding stock of any such corporation; provided however,
                                                             -------- --------
such 1% limitation shall not apply to such companies that are not engaged in the semiconductor or semiconductor metrology equipment business; provided, further,
                                                             --------- --------
such 1% limitation shall not apply to investments (i) by Employee or her immediate family prior to the Effective Date or (ii) by Hitek Venture Partners or related funds prior to or following the Effective Date.

     4. Non-Competition and Other Covenants.
        -----------------------------------

          4.1 Non-Competition Agreement. For the three (3)-year period following
              -------------------------
the Effective Date and for so long as Employee is employed by the Company or a subsidiary or affiliate of the Company, Employee will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (except to the extent permitted in Section 3 above) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than the Company or its subsidiaries:

              (a) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged, in the geographical areas referred to in Section 4.2 below, in the design, research, development, marketing, sale, or licensing of semiconductor metrology equipment that is substantially similar to or competitive with the business of the Company and the Surviving Corporation; or

              (b) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect tothe geographical areas referred to in
Section 4.2 below, any person who is an employee of the Company or any of its subsidiaries, including the Surviving Corporation, or induce or attempt to induce any such employee to terminate his employment with the Company or any of its subsidiaries, including the Surviving Corporation.

          4.2 Geographical Areas. The geographical areas in which the
              ------------------
restrictions provided for in this Section 4 apply include all cities, counties and states of the United States, and all other countries in which the Company (or any of its subsidiaries or Sensys Instruments or the Surviving Corporation) has engaged in licensing or sales or otherwise conducted business or selling or licensing efforts at any time during the two (2) years prior to the Effective Date hereof or during the term of this Agreement. Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 4 applies are fair and reasonable and are reasonably required for the protection of the Company and that this Agreement accurately describes the business to which the restrictions are intended to apply.

          4.3 Non-Solicitation of Customers. In addition to, and not in
              -----------------------------
limitation of, the non-competition covenants of Employee set forth above in this
Section 4, Employee agrees with the Company that, for so long as Employee is employed by the Company or any subsidiary or affiliate of the Company, and for a period of one (1) year thereafter, Employee will not, either for Employee or for any other person or entity, directly or indirectly (other than for the Company and any of its subsidiaries or affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services as are then provided, or are in the future provided, by the Company or any of its subsidiaries, including the Surviving Corporation, to any customer of the Company.

          4.4 Non-Solicitation of Employees or Consultants. In addition
              --------------------------------------------
to, and not in limitation of, the non-competition covenants of Employee set forth above in this Section 4, Employee agrees with the Company that, for so long as Employee is employed by the Company or any affiliate of the Company, and for a period of one (1) year thereafter, Employee will not, either for Employee or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or contractor of the Company or any of its subsidiaries, including the Surviving Corporation, to terminate his or her employment or his, her or its services with, the Company or any of its subsidiaries, including the Surviving Corporation, or to take employment with another party.

          4.5 Amendment to Retain Enforceability. It is the intent of
              ----------------------------------
the parties that the provisions of this Section 4 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

          4.6 Injunctive Relief. Employee acknowledges that any breach
              -----------------
of the covenants of this Section 4 will result in immediate and irreparable injury to the Company and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of the Company as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which the Company may be entitled hereunder, including, without limitation, monetary damages.

     5. Compensation and Benefits.
        -------------------------

          5.1 Salary and Stock Options.
              ------------------------

              (a) During the term of this Agreement, the Company shall pay Employee an initial salary of $225,000 per annum. Employee's salary shall be payable as earned at the Company's customary payroll periods in accordance with the Company's customary payroll practices. Employee's salary shall be subject to review and adjustment in accordance with the Company' customary practices concerning salary review for similarly situated employees of the Company or its subsidiaries; provided that, the salary described herein shall be reviewed
              --------
annually by the Compensation Committee of the Board of Directors of the Company at the recommendation of the President and CEO of the Company and subject to adjustment, based upon Employee's performance and the Company's operating results, each as determined by the Company, with the goal of setting such salary at approximately seventy percent (70%) of the base salary of the President and CEO of the Company.

              (b) Subject to approval by the Board of Directors of the Company at the initial meeting of the Board following the Closing of the Merger, the Company shall grant stock options exercisable for 50,000 shares of common stock of the Company (one-quarter of which will vest at the end of each year following such grant), subject to the terms and conditions of the Company's Stock Option Plan and option agreement governing such grant. The exercise price for such options shall be based on the closing price of the common stock of the Company on the trading date immediately preceding the date of the Board meeting granting such options.

          5.2 Additional Benefits. Employee will be eligible to participate in
              -------------------
the Company's employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering 401(k) and profit sharing, executive bonuses, stock purchases, stock options, executive deferred compensation and those plans covering life, health, vision, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including vacation and holidays, as the Company generally provides to its employees holding similar positions as that of Employee. Employee has received a summary of the Company's standard employee benefits policies in effect as of the date hereof. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company's general policies as may be changed from time to time during the term of this Agreement. The Company shall assume the Employee's existing deferred compensation plan as allowed under applicable employee benefits regulations.

          5.3 Performance Bonus in Cash and Stock Options.
              -------------------------------------------

              (a) Employee will be eligible to earn a cash bonus up to an amount equal to her base salary at the time of determination (the "Bonus") which shall in no event be less than $225,000, after successfully completing Employee's third year of employment with the Company. The Company and Employee will agree upon performance criteria from the Effective Date through the end of Therma-Wave's FY05 (March 2005) (the "FY05 Criteria"), which will be based on cumulative gross sales of the Surviving Corporation during such period, and against which actual performance of the Surviving Corporation may be measured on a percentage basis. (The cumulative gross sales for this period is targeted to be $150 million dollars. A minimum of 50% of this target, or $75 million dollars must be reached to generate any bonus. From 50% to 100% of this target, or from $75 million dollars to $150 million dollars, will generate a bonus, on a prorated basis, maximized at the Bonus, if the target of cumulative gross sales of $150 million is reached. From 100%+ to 150% of this target, or from $150+ million to $225 million dollars, will generate a bonus, on a prorated basis, maximized at 150% of the Bonus if the cumulative gross sales of $225 million is reached.)


              (b) Subject to approval by the Board of Directors of the Company at the initial meeting of the Board following the Closing of the Merger, the Company shall grant stock options exercisable for 45,000 shares of common stock of the Company, subject to the terms and conditions of the Company's Stock Option Plan and option agreement governing such grant. The exercise price for such options shall be based on the closing price of the common stock of the Company on the trading date immediately preceding the date of the Board meeting granting such options. Such options will vest according to Schedule A attached
                                                           ----------
hereto.

          5.4 Stock Options. In addition to the grant of stock options pursuant
              -------------
to Sections 5.1(b) and 5.3(b), beginning on the Effective Date, Employee shall be eligible to participate in the Company's Stock Option Plan. Subject to approval by the Board of Directors of the Company, it is anticipated that Employee will be granted options under such plan in connection with the initial set of grants approved by the Board subsequent to the regularly scheduled annual meeting of the stockholders of the Company in 2002, and in no event shall employee be granted any such options until after such meeting.

          5.5 Expenses. The Company will reimburse Employee for all reasonable
              --------
and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are deductible to the Company, are in accordance with the Company's applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

     6.   Proprietary Rights. Employee hereby agrees to execute an Proprietary
          ------------------
Information and Employee Inventions Agreement with the Company in substantially the form attached hereto as Exhibit A. Furthermore, Employee acknowledges and
                            ----------
agrees that Employee is being offered employment based upon personal and professional attributes attained through experience and education. It is clearly understood that Employee's offer is not, and the employment will not be, predicated on any implied or explicit understanding or inference that Employee will disclose or use any proprietary or confidential information acquired or been made privy to as a result of Employee's prior employment or relationships. At no time should Employee display or otherwise make available to the Company, directly or indirectly (including by undisclosed incorporation in work product), any such proprietary or confidential information. Employee represents and warrants that the performance of her employment duties will not place Employee in breach or violation of any pre-existing covenant, agreement, restriction or limitation between Employee and any of her former or current employers.

     7.   Termination.
          -----------

          7.1 Events of Termination.  Employee's  employment with the Company
              ---------------------
(or the designated subsidiary or affiliate) shall terminate immediately upon any one of the following:

              (a) The Company's determination made in good faith that it is terminating Employee for "cause" as defined under Section 7.2 below ("Termination for Cause"); or

              (b) The effective date of a written notice sent to Employee stating that the Company is terminating Employee's employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason ("Termination Without Cause");

              (c) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate her employment with the Company ("Voluntary Termination");

              (d) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate her employment with the Company for "Good Reason" as defined under Section 7.3 below; or

              (e) The death of Employee.

          7.2 "Cause" Defined. For purposes of this Agreement,  "cause" for
              ---------------
Employee's termination will exist at any timeafter the happening of one or more of the following events:

              (a) A failure rising to the level of gross negligence or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company so as to cause material loss, damage or injury to the property, reputation or employees of Company or its subsidiaries;

              (b) A good faith determination by the Company's President and Chief Executive Officer that Employee's performance is unsatisfactory; provided, however, Employee shall have sixty (60) days after receipt of written notice from the Company regarding such unsatisfactory performance to remedy Employee's performance;

              (c) A failure or a refusal in any material respect, faithfully or diligently, to perform Employee's duties determined by the Company in good faith in accordance with this Agreement or the customary duties of Employee's employment (whether due to ill health, disability or otherwise; provided however, that Employee shall be entitled to any benefits or reasonable accommodation required by law); provided, however, Employee shall have sixty
                                --------- --------
(60) days after receipt of written notice from the Company regarding such unsatisfactory performance to remedy Employee's performance;

              (d) Unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company;

              (e) Dishonest conduct or a deliberate attempt to do an injury to the Company;

              (f) Employee's material breach of a term of this Agreement or the Employee Invention Assignment and Confidentiality Agreement, including, without limitation, Employee's theft of the Company's proprietary information; provided,
                                                                       --------
however, Employee shall have sixty (60) days after receipt of written notice
- --------
from the Company regarding such breach to cure such breach other than such breach as a result of theft; or

              (g) An unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment.

          7.3 "Good Reason"  Defined.  For purposes of this Agreement,  Employee
              -----------------------
may elect to terminate her employment for "Good Reason" for one or more of the following events:

              (a) Consummation by the Company of a merger with or into any corporation (other than any such merger with an affiliate), sale of all or substantially all of the assets of the Company or a transaction or series of related transactions in which the Company issues shares representing more than 50% of the voting power of the Company immediately after giving effect to such transaction and in which control of the Company's business is transferred;

              (b) A material reduction or alteration in the nature or status of her responsibility as a chief executive officer of the Surviving Corporation;

              (c) A relocation of the principal headquarters of the Surviving Corporation outside of the counties of San Francisco, San Mateo, Santa Clara, Alameda and Contra Costa;

              (d) A material breach by the Company of a term of this Agreement; provided however, the Company shall have thirty (30) days after receipt of
- -------- --------
written notice from Employee regarding such breach to cure such breach; or

              (e) A failure to maintain the Surviving Corporation as a separate, legal entity.

     8. Effect of Termination.
        ---------------------

          8.1 Termination for Cause, Voluntary Termination or Death. In the
              -----------------------------------------------------
event of any termination of this Agreement pursuant to Sections 7.1(a), 7.1(c) or 7.1(e), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans. All other compensation from and after such Termination For Cause, Voluntary Termination or death (including without limitation any bonus payment) shall cease (except for those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Employee shall not be entitled to any severance pay or other payment or compensation whatsoever upon such Termination For Cause or Voluntary Termination.

          8.2 Termination Without Cause or For Good Reason. In the event of any
              --------------------------------------------
termination of this Agreement pursuant to Section 7.1(b) or 7.1(d),

              (a) The Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination,

              (b) For twelve (12) months after the effective date of termination, the Company shall continue to pay Employee her base salary under
Section 5.1 above at Employee's then-current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period, provided, however, that if Employee secures other employment with an employer in
- -------- --------
the business of design, research, development, marketing, sale, or licensing of semiconductor metrology business that is substantially similar to or competitive with the business of the Company and the Surviving Corporation, during the period that Section 5.1 remains in effect pursuant to this Section 8.2, the Company will be entitled to set off, dollar for dollar, whatever is earned in such employment against the amount owed to Employee hereunder, and

              (c) Employee's rights under the Company's benefit plans of general application after termination shall be determined under the provisions of those plans.

              (d) The stock options granted pursuant to Section 5.1(b) shall continue to vest in accordance with their terms after the effective date of termination.

              (e) The Company's obligation to make the payments required by this
Section 8.2 is in lieu of any damages or any other payment which the Company might otherwise be obligated to pay Employee as a result of Employee's termination of employment. The Company and Employee agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring the Company to make the payments as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by the Company to Employee. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

          8.3 Survival. Employee's and the Company's obligations under Sections
              --------
4, 5, (as applicable by virtue of Section 8) 7, 8, and 9 of this Agreement will survive the termination of Employee's employment with the Company. Employee's obligations under the Employee Invention Assignment and Confidentiality Agreement shall survive the termination of Employee's employment with the Company.

     9.   Miscellaneous.
          -------------

          9.1 Dispute Resolution.
              ------------------

              (a) Arbitration of Disputes. Any dispute under this Agreement
                  -----------------------
shall be resolved by arbitration in the State of California, Santa Clara County, and, except as herein specifically stated, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute; provided, however, that the parties retain their right
                        ---------- --------
to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.

              (b) Compensation of Arbitrator. Any such arbitration will be
                  --------------------------
conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

              (c) Selection of Arbitrator. The American Arbitration Association
                  -----------------------
will have the authority to select an arbitrator from a list of its arbitrators.

              (d) Payment of Costs. The Company and Employee will each pay 50%
                  ----------------
of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings unless the law provides otherwise.

              (e) Burden of Proof. For any dispute submitted to arbitration, the
                  ---------------
burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

              (f) Award. Upon the conclusion of any arbitration proceedings
                  -----
hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

              (g) Terms of Arbitration. The arbitrator chosen in accordance with
                  --------------------
these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement except to the extent that the relevant provision of this Agreement is unenforceable under California law.

              (h) Exclusive Remedy. Except as specifically otherwise provided in
                  ----------------
this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

          9.2 Severability. If any provision of this Agreement shall be
              ------------
found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

          9.3 Remedies. The Company and Employee acknowledge that the
              --------
service to be provided by Employee is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee hereby consents and agrees that for any breach or violation by Employee of any of the provisions of this Agreement including, without limitation, Section 3 and 4), a restraining order and/or injunction may be issued against either of the parties, in addition to any other rights and remedies the parties may have, at law or equity, including without limitation the recovery of money damages.

          9.4 No Waiver. The failure by either party at any time to
              ---------
require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

          9.5 Assignment. This Agreement and all rights hereunder are
              ----------
personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any subsidiary, affiliate or successor of the Company, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of the Company or any of their respective subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided, that any such assignee assumes the
                            ---------
Company's obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

          9.6 Withholding. All sums payable to Employee hereunder shall
              -----------
be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law to be withheld by the Company.

          9.7 Entire Agreement. This Agreement (and the exhibit(s)
              ----------------
hereto) constitutes the entire and only agreement and understanding between the parties relating to employment of Employee with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee's employment; except that the Employee Invention Assignment and Confidentiality Agreement shall remain as an independent contract(s) and shall remain in full force and effect according to its terms.

          9.8 Amendment. This Agreement may be amended, modified,
              ---------
superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

          9.9 Notices. All notices and other communications required or
              -------
permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

                           If to Company:   Therma-Wave, Inc.
                                            1250 Reliance Way
                                            Fremont, CA  94539
                              Telecopier:   (510) 656-3863

                               Attention:   Martin M. Schwartz

                                      Or:   Noel Simmons

                          If to Employee:   Talat Hasan
                                            2090 Duane Avenue
                                            Santa Clara, CA  95054

                              Telecopier:   (408) 844- 0441

                                            or

                                            12182 Parker Ranch Road
                                            Saratoga, CA  95070
                               Telecopier:  (408) 844- 0441

              9.10 Binding Nature. This Agreement shall be binding upon, and
                   --------------
inure to the benefit of, the successors and personal representatives of the respective parties hereto.

              9.11 Headings. The headings contained in this Agreement are for
                   --------
reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

              9.12 Counterparts. This Agreement may be executed in two or more
                   ------------
counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

              9.13 Governing Law. This Agreement and the rights and obligations
                   -------------
of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

              9.14 Transfer Restrictions. In addition to the transfer
                   ---------------------
restrictions set forth in Section 6(j) of the Reorganization Agreement, Employee may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of any of the Buyer Shares to be received by Employee in the Merger; provided, however, that one-tenth (1/10) of such Buyer Shares received by Employee shall be released from such transfer restrictions at the end of each fiscal quarter of the Company following the Closing Date until all such Buyer Shares are released from such transfer restrictions at the end of the tenth fiscal quarter of the Company following the Closing Date; provided, further, that in no event shall Employee, directly or indirectly, offer sell, contract to sell, pledge or otherwise dispose of any such Buyer Shares until six (6) months after the Closing Date. The certificates representing the Buyer Shares issued to Employee pursuant to the Reorganization Agreement shall bear legends (and stop transfer orders shall be placed against the transfer thereof with the Company's transfer agent) denoting such transfer restrictions. Notwithstanding anything herein to the contrary, the transfer of any or all of such Buyer Shares to Employee's immediate family or trust for the benefit of Employee's immediate family shall be exempt from this section, provided, that the transferee or recipient shall receive and hold such Buyer
- --------  ----
Shares so transferred subject to the provisions of this Agreement, and shall execute such written agreements evidencing the same as the Company shall reasonably request, and there shall be no further transfer of such Buyer Shares except in accordance with this Agreement. "Immediate family" as used in this Agreement shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister.

              9.15 Board Membership. With respect to all regular elections of
                   ----------------
directors, so long as Employee remains an employee of the Company, the Company shall nominate, and use its reasonable efforts to cause the election of, Employee to serve as a member of the Board of Directors of the Company and to serve as a member of the Nomination Committee of such Board. In the event Employee's employment with the Company is terminated by the Company in accordance with this Agreement for Cause or following a Voluntary Termination or otherwise, upon the effective date of the termination of Employee's employment, Employee shall resign as a director of the Company and its subsidiaries, as the case may be.

     IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written and shall be effective in accordance with
Section 1.1 hereof as of the Closing Date.

"COMPANY"                                         "EMPLOYEE"


By: /s/ Martin M. Schwartz                        /s/ Talat F. Hasan
    ------------------------------------          ------------------------------
    Name:  Martin M. Schwartz                     Talat F. Hasan
    Title: President and Chief Executive
    Officer

                                   Exhibit A
                                   ---------

            PROPRIETARY INFORMATION AND EMPLOYEE INVENTIONS AGREEMENT
            ---------------------------------------------------------

         WHEREAS, Therma-Wave, Inc. (hereinafter, the "Company") has entered into a certain employment agreement (the "Employment Agreement") with Talat
F. Hasan (hereinafter "Employee").
                      ----------

         NOW, THEREFORE, for good and valuable consideration, it is agreed between the Company and Employee as follows:

     1. Employment.
        ----------

         The Company has hired Employee to work in the position of Senior Vice President of the Company, and President and CEO of Sensys Instruments Corporation, a subsidiary of the Company. This employment is for the period set forth in the Employment Agreement, and may be terminated in accordance with the Employment Agreement. Employee acknowledges that, as a part of her employment, she is expected to create inventions and/or ideas of value to the Company.

     2. Confidential Information of Others.
        ----------------------------------

         Employee does not have in her possession any confidential information or documents belonging to others, and will not use, disclose to the Company, or induce the Company to use, any such information or documents during her employment. Employee represents that her employment will not require her to violate any obligation to or confidence with another.

     3. Definition of Subsidiary.
        ------------------------

         As used herein, the term "Subsidiary" means any corporation in which not less than 50% of the outstanding capital stock having voting power to elect a majority of its Board of Directors is owned, directly or indirectly, by the Company.

     4. Definition of Proprietary Information.
        -------------------------------------

         As used herein, the term "Proprietary Information" refers to any and all information of a confidential, proprietary, or secret nature which is or may be either applicable to, or related in any way to (i) the business, present or future, of the Company or any Subsidiary, (ii) the research and development or investigations of the Company or any Subsidiary, or (iii) the business of any customer of the Company or of any Subsidiary. Proprietary Information includes, for example and without limitation, trade secrets, processes, formulas, data, know-how, improvements, inventions, techniques, marketing plans and strategies, and information concerning customers or vendors.

     5. Proprietary Information to be Kept in Confidence.
        ------------------------------------------------

         Employee acknowledges that the Proprietary Information is a special, valuable and unique asset of the Company, and Employee agrees at all times during the period of her employment and thereafter to keep in confidence and trust all Proprietary Information. Employee agrees that during the period of her employment and thereafter she will not directly or indirectly use the Proprietary Information other than in the course of performing her duties as an employee of the Company, nor will Employee directly or indirectly disclose any Proprietary Information or anything relating thereto to any person or entity, except in the course of performing her duties as an employee of the Company and with the consent of the Company. Employee will abide by the Company's policies and regulations, as established from time to time, for the protection of its Proprietary Information.

     6. Other Employment.
        ----------------

         Except as permitted by the Employment Agreement, Employee agrees that during the period of her employment by the Company, she will not, without the Company's prior written consent, directly or indirectly engage in any employment, consulting or activity other than for the Company relating to any line of business in which the Company is now or at such time is engaged, or which would otherwise conflict with her employment obligations to the Company.

     7. Return of Materials at Termination.
        ----------------------------------

         In the event of any termination of her employment, whether or not for cause and whatever the reason, Employee will promptly deliver to the Company, or any Subsidiary designated by it, all documents, data, records and other information pertaining to her employment, and Employee shall not take with her any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to any Proprietary Information.

     8. Disclosure to Company; Inventions as Sole Property of Company.
        -------------------------------------------------------------

         Employee agrees promptly to disclose to the Company any and all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, and know-how, whether or not patentable and whether or not reduced to practice, conceived or learned by Employee during the period of her employment, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research or investigations of the Company or any Subsidiary, or which result, to any extent, from use of the Company's premises or property (the work being hereinafter collectively referred to as the "Inventions"). Employee acknowledges and agrees that all the Inventions shall be the sole property of the Company or any other entity designated by it, and the Employee hereby assigns to the Company her entire right and interest in and to all the Inventions; provided, however, that such assignment does not apply to any Invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. The Company or any other entity designated by it shall be the sole owner of all domestic and foreign rights pertaining to the Inventions. Employee further agrees as to all the Inventions to assist the Company in every way (at the Company's expense) to obtain and from time to time enforce patents on the Inventions in any and all countries. To that end, by way of illustration but not limitation, Employee will testify in any suit or other proceeding involving any of the Inventions, execute all documents which the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patents thereon and enforcing same, and execute all necessary assignments thereof of the Company or persons designated by it. Employee's obligation to assist the Company in obtaining and enforcing patents for the Inventions shall continue beyond the termination of her employment, but the Company shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at the Company's request on such assistance.

     9. List of Prior Inventions.
        ------------------------

     All inventions, if any, which Employee made prior to her employment by the Company are excluded from the scope of this Agreement. As a matter of record, Employee has set forth on Exhibit A attached hereto a complete list of all inventions, discoveries or improvement relating to the Company's business which have been made by Employee prior to her employment with the Company. Employee represents and covenants that such list is complete.

     10. Injunction.
         ----------

     Employee agrees that it would be difficult to measure damage to the Company from any breach by Employee of the promises set forth in Paragraphs 5, 6, 7 and 8 herein, that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Employee agrees that if she shall breach any provision of paragraphs 5, 6, 7 and 8, or any of them, the Company shall be entitled, in addition to all other remedies it may have, to injunctions or others appropriate orders to restrain any such breach by the Employee without showing or proving any actual damage sustained by the Company.

     11. General.
         -------

     (a) To the extent that any of the agreements set forth herein, or any work, phrase, clause or sentence thereof shall be found to be illegal or unenforceable for any reason, such agreement, work, clause, phrase or sentence shall be modified or deleted in such a manner so as to make the agreement as modified legal and enforceable under applicable laws, and the balance of the agreements or parts thereof, shall not be affected thereby, the balance being construed as severable and independent.

     (b) This Agreement shall be binding upon Employee and her heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any Subsidiary.

     (c) This Agreement shall be governed by the laws of the State of California, which state shall have jurisdiction of the subject matter hereof.

     (d) This Agreement may be signed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

     (e) Any use of the masculine gender in this Agreement includes the feminine, and the singular includes the plural, as appropriate.

     (f) This Agreement and the Employment Agreement represent the entire agreement between Employee and the Company with respect to the subject matter hereof, superseding all previous oral or written communications, representations or agreements. This Agreement may be modified only by a duly authorized and executed writing.

                                      * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Proprietary Information and Employee Inventions Agreement as of January 16, 2002.

THERMA-WAVE, INC.                           EMPLOYEE:



/s/ L. Ray Christie                         /s/ Talat F. Hasan
- --------------------------------------      ------------------------------------
Name:    L. Ray Christie                    Talat F. Hasan
Title:   Vice President, Secretary and
         Chief Financial Officer

CAUTION TO EMPLOYEE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully, and are satisfied that you understand it completely.

                                  Attachment A
                                  ------------

The following is a list of all inventions, discoveries or improvements relating to the Company's business which have been made by Employee prior to her employment with the Company.

Employees Initials

(one line only)
/s/ T.H.
- -------------     None

- -------------     As listed below:

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Acknowledged:
THERMA-WAVE, INC.

By:      /s/ L. Ray Christie
         -------------------------------------
Dated:   January 16, 2002
         -------------------------------------

                                   Schedule A
                                   ----------

The stock options granted pursuant to Section 5.3(b) above shall vest at the end of the third year following such grant as follows:

     o no such options shall vest in the event the cumulative gross sales of the Surviving Corporation during such three-year period does not exceed $75,000,000

     o a prorated portion of such options shall vest in the event the cumulative gross sales of the Summary Corporation during such three-year period exceed $75,000,00 as determined by dividing the amount of such excess over $75,000,000 by $150,000,000

Any such options that do not vest after such three-year period shall vest on the date immediately preceding the end of the seventh year following such grant.